                         INVESTMENT ADVISORY AGREEMENT



        AGREEMENT, made as of this 2nd day of February, 1998, between VANGUARD/PRIMECAP FUND, INC., a Maryland Corporation, (the "Fund") and PRIMECAP MANAGEMENT COMPANY, a California corporation (the "Advisor").

        WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such services;

        NOW, THEREFORE, this Agreement

                                  WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

        1. Appointment of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Fund's Capital Opportunity Portfolio for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

        2.  Advisory Duties.   Subject to the supervision of the Board of
Directors of the Fund, the Adviser shall manage the investment operations of the Fund's Capital Opportunity Portfolio and the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

        (a) The Adviser shall provide supervision of the Fund's Capital Opportunity Portfolio investments, furnish a continuous investment program for the Fund's portfolio, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

        (b) The Adviser shall use the same skill and care in the management of the Fund's portfolio as it uses in the administration of other fiduciary accounts for which it has investment responsibility;

        (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation. By-Laws and Registration Statement of the Fund and with the instructions and directions of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

        (d) The Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determination either directly with the issuer or with any broker and/or dealer who deals in the securities in which the Fund is active. The Adviser is directed to use its best efforts to obtain the best available price and most favorable execution, except, as prescribed herein. Subject to policies established by the Board of Directors of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request:

               On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund's Capital Opportunity Portfolio as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients;

               (e) The Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Fund's Board of Directors such periodic and special reports as the Board may reasonably request;

               (f) The Adviser shall provide the Fund on each business day with a list of all securities transactions for that day;

               (g) The investment advisory services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

        3.  Documents Delivered.   The Fund has delivered to the Adviser copies
        of each of the following documents and will deliver to it all future amendments and supplements, if any:

               (a) Amended and Restated Articles of Incorporation of the Fund, dated _______________ (such Articles of Incorporation, as presently in effect and as amended from time to time, are herein called the "Articles of Incorporation");

               (b) By-Laws of the Fund (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

               (c) Certified resolutions of the Board of Directors of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement:

               (d) Registration Statement under the Securities Act of 1933, on Form N-1A (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on _______________, relating to shares of the Fund's Shares, and all amendments thereto;

        (e) Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission on _______________, and all amendments thereto.

        4.  Books and Records.   The Adviser shall keep the Fund's books and
records required to be maintained by it pursuant to paragraph 2(c) hereof. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by Rule 31a-1(F) of the Commission under the 1940 Act.

        5.  Reports to Adviser.   The Fund agrees to furnish the Adviser at its
principal office all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared or distribution to shareholders of the Fund or the public, which refer in any way to the Adviser, ten (10) days prior to use thereof and not to use such material if the Adviser should object thereto in writing within seven (7) days after receipt of such material. In the event of termination of this Agreement, the Fund will, on written request of the Adviser, forthwith delete any reference to the Adviser from any materials described in the preceding sentence. The Fund shall furnish or otherwise make available to the Adviser such other information relating to the business affairs of the Fund as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

        6.  Expenses.   During the term of this Agreement the Adviser will pay
all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities purchased for the Fund and the taxes, and brokerage commissions, if any, payable in connection with the purchase and/or sale of such securities.

        7.  Compensation of the Adviser.   For the services to be rendered by
the Adviser as provided in this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the Fund's average month-end assets for the quarter.

                Net Assets                      Rate
                ----------                      ----
                First $50 million               0.500%
                Next $200 million               0.450%
                Next $250 million               0.375%
                Next $1,750 million             0.250%
                Next $2,750 million             0.200%
                Next $5,000 million             0.175%
                Over $10,000 million            0.150%

        In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

        8.  Liability of Adviser.   No provision of this Agreement shall be
deemed to protect the Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

        9.  Duration and Termination.   This Agreement, unless sooner terminated
as provided herein, shall continue until __________ and will be renewable thereafter for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may also be terminated by the Adviser on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

        10. Independent Contractor.   The Adviser shall for all purposes herein
be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

        11. Amendment of Agreement.   This Agreement may be amended by mutual
consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

        12. Proxy Policy.   With regard to the solicitation of shareholder
votes, the Fund shall vote the shares of all portfolio securities held of the Fund.



ATTEST:                                    VANGUARD HORIZON
                                               FUND, INC.


By                                         By
  ------------------------------                ------------------------------
            Secretary                      President and Chief Executive Officer




ATTEST:                                         PRIMECAP MANAGEMENT
                                                  COMPANY


By                                         By
  ------------------------------                ------------------------------

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